Exhibit 99.1

CONTACT:	Richard O’Connor - (203) 625-0770

SECURITY CAPITAL CORPORATION

ANNOUNCES DEVELOPMENTS WITH RESPECT

TO ITS FORMAL SALE PROCESS

Greenwich, CT – June 13, 2005 – Security Capital Corporation (AMEX: SCC) (the “Company”) announced today that, on June 9, 2005, it received a revised offer from Robert J. Bossart, Jonathan R. Wagner, Richard T. Kurth and certain other current and former members of the senior management team of CompManagement, Inc., an indirect subsidiary of the Company, along with their other equity partners (collectively, the “Emerald Group”), to acquire all of the outstanding capital stock of Security Capital at a price of $13.00 per share (the “CMI Revised Offer”). The CMI Revised Offer increases the price from the $10.85 per share offer previously made by the Emerald Group that was announced on October 27, 2004. By its terms, the CMI Revised Offer is subject to, among other things, the satisfactory review by the Emerald Group and its financing sources of the Company’s Form 10-K for the fiscal year ended December 31, 2004 and is open for acceptance until 5:00 p.m., Columbus, Ohio time, on June 20, 2005.

As previously announced on June 7, 2005, the Company’s Board of Directors has determined to pursue a formal sale process for the Company in order to seek the highest price reasonably obtainable for the stockholders of the Company and has retained UBS Securities LLC to conduct such formal sale process. The Revised Offer has therefore been referred to UBS Securities LLC for consideration in connection with the formal sale process. It is expected that the formal sale process will commence promptly after the Company files its annual report on Form 10-K for the fiscal year ended December 31, 2004, which the Company currently believes will be filed by June 17, 2005.

The Company also announced that, in light of the Board’s commitment to the formal sale process, all future offers to acquire the Company will be referred to UBS Securities LLC and will be considered in the context of that sale process. The Company does not intend to make any further announcements regarding the receipt of future offers.

The Company’s two reportable segments are employer cost containment and health services, and educational services. The employer cost containment and health services segment consists of WC Holdings, Inc., which provides services to employers and their employees primarily relating to industrial health and safety, industrial medical care, workers’ compensation insurance and the direct and indirect costs associated therewith. The educational segment consists of Primrose Holdings, Inc., which is engaged in the franchising of educational child care centers, with related activities in real estate consulting and site selection services in the Southeast, Southwest and Midwest.

This release contains “forward-looking” statements within the meaning of the “safe harbor” provisions of the Private Litigation Reform Act of 1995.  Such statements are based on management’s current expectations and are subject to a number of factors and uncertainties which could cause actual results to differ materially from those described in the forward-looking statements.  Such factors and uncertainties include, but are not limited to: future legislative changes which could impact the laws governing workers’ compensation and medical malpractice insurance in the various states in which the Company’s employer cost containment and health services segment operates, the Company’s ability to enhance its existing services and successfully introduce and market new services, new service developments by the

Company’s competitors, market acceptance of new services of both the Company and its competitors, competitive pressures on prices, the ability to attract and retain qualified personnel, interest rates, the Company’s ability to attract qualified franchisees or access to financing for these franchisees, the effects on the Company if a lender to one of the Company’s subsidiaries utilizes remedies available to it upon an event of default on loans at one of the Company’s subsidiaries, the Company’s ability to file its Annual Report on Form 10-K for the year ended December 31, 2004 and its Quarterly Report on Form 10-Q for the quarter ended March 31, 2005, the Company’s ability to regain compliance with the AMEX’s continued listing standards and decisions relative to and the outcome of any such decisions regarding strategic alternatives with respect to maximizing stockholder value and enhancing stockholder liquidity.